Exhibit 10.1

SOURCEFORGE, INC.

FY 2009 EXECUTIVE OFFICER INCENTIVE BONUS POLICIES

Purpose:

The purpose of the Fiscal Year (“FY”) 2009 Executive Officer Incentive Bonus Plan (the “Officer Plan”) is to recognize the achievements of the senior management team of SourceForge, Inc.
(the “Company”) as compared to agreed financial objectives.

Plan Year:

For purposes of this Officer Plan, the plan year will be divided equally into four portions:

•	First Quarter of FY 2009, which runs from August 1, 2008 through and including October 31, 2008;
•	Second Quarter FY 2009, which runs from November 1, 2008 through and including January 31, 2009;
•	Third Quarter of FY 2009, which runs from February 1, 2009 through and including April 30, 2009; and
•	Fourth Quarter FY 2009, which runs from May 1, 2009 through and including July 31, 2009.

Administration:

Except as otherwise set forth in this Officer Plan, the Compensation Committee of the Company’s Board of Directors (the “Committee”) shall administer the Officer Plan and shall have the exclusive and final discretionary authority and power to determine employee eligibility to participate and receive payment under this Officer Plan, to determine the amount of payment under this Officer Plan, to construe terms and provisions of this Officer Plan, and to exercise all other powers specified in this Officer Plan or which may be implied from the provisions of this Officer Plan. The Committee also reserves the right, in its sole discretion, to determine individual Participant eligibility under this Officer Plan.

The Committee has the authority, in its discretion to amend and rescind any of this Officer Plan’s terms or provisions, terminate this Officer Plan, make individual Participant exceptions, and to make all determinations necessary for the administration of this Officer Plan.

Eligibility:

The Committee has the sole authority to determine eligibility under this Officer Plan.

Participants in the Officer Plan (a “Participant”) are selected for participation in the Officer Plan by the Committee. Participants must be executive officers of the Company throughout the applicable quarter of FY 2009 in order to be eligible to receive such quarter’s corresponding FY 2009 quarterly payment under the terms of this Officer Plan (the “Fiscal Quarter Bonus”).

Participants, who become eligible during an applicable fiscal quarter of FY 2009 - through promotion or as new hires - will be eligible to join the Officer Plan and may receive the corresponding Fiscal Quarter Bonus on a pro-rata basis.

Participants who are employed any portion of a fiscal quarter, but do not work the entire fiscal quarter, due to a statutorily required leave of absence (such as leave under the Pregnancy Disability Leave Act or the Family Medical Leave Act/California Family Rights Act), will be entitled to a pro-rata portion of their Fiscal Quarter Bonus based on the proportion of time they were employed during that fiscal quarter. To qualify for the Fiscal Quarter Bonus, the Participant must be employed at the time of payout, as defined in the Officer Plan.

Additionally, if Participant is replaced with an interim executive officer while Participant is out on statutorily required leave, and provided such interim executive officer is selected for participation by the Committee, the interim executive officer will be entitled to earn a pro-rata portion of the Fiscal Quarter Bonus based on the proportion of time that the interim executive officer worked during that fiscal quarter. The interim executive officer must be employed by the Company at the time of the payout, although the interim executive officer need not be employed in the interim executive officer position at the time of payout. In no case, however, will the interim executive officer receive a lesser bonus than he/she would have had he/she not replaced a Participant who is out on statutorily required leave.

Bonus Potential:

At the beginning of FY 2009 (or as soon thereafter as is practicable), the quarterly bonus potential levels will be established for each Participant based on Participant’s position, responsibilities, and influence on business objectives. Bonus potential will be expressed as a percentage of such Participant’s annual base salary at the beginning of the Officer Plan year (or as soon thereafter as is practicable).

Corporate Bonus Measurements:

The Committee will have the sole authority to establish the metrics of the corporate bonus measurements under this Officer Plan (the “Officer Plan Corporate Bonus Measurements”).

The allocations, methodologies and metrics, which were determined by the Committee are attached hereto as Attachment A, and are based on the FY 2009 Operating Plan approved by the Company’s Board of Directors. Each Participant’s award will be determined in accordance with the provisions set forth in this Officer Plan based on achievement of each Officer Plan Corporate Bonus Measurement.

Payout:

In order to receive any Fiscal Quarter Bonus, a Participant must be an executive officer of the Company at the time of payout of the Fiscal Quarter Bonus, with such payout to occur within ninety (90) days of the end of each respective fiscal quarter (but in no event will such payout be made later than the fifteenth day of the third month of the later of the end of the Participant’s taxable year or the Company’s taxable year in which such Fiscal Quarter Bonus was earned). There will be no exceptions made to this policy. If a Participant’s position as an executive officer of the Company terminates for any reason, including voluntarily by the employee, by the Company with or without cause, or due to a reduction-in force, Participant will not be entitled to receive any additional Fiscal Quarter Bonus under this Officer Plan.

All Fiscal Quarter Bonuses will be subject to the required federal, state, or local withholdings, in accordance with the Company’s normal payroll practice.

Plan Limitations:

The Officer Plan, as described in this document, is only in effect for FY 2009 and will not continue beyond that point.

The Committee reserves the right, based upon business conditions, to amend or terminate this Officer Plan at any time, in whole or in part, in its sole discretion, and without notice.

No person eligible to participate in this Officer Plan is eligible to participate in any other Company incentive bonus plan at this time.

It is intended that this Officer Plan comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder and all other applicable IRS guidance issued with respect to Section 409A to the extent applicable.

Employment at Will:

The employment of all employees at the Company is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Officer Plan shall not be construed to create a contract of employment for a specified period of time between the Company and any employee.

Entire Agreement:

This Officer Plan is the entire agreement between the Company and the Participants regarding the subject matter of this Officer Plan and supersedes all prior bonus compensation or bonus incentive plans or any written or verbal representations regarding the subject matter of this Officer Plan.

Choice of Law:
All questions concerning the construction, validation and interpretation of the Officer Plan shall be governed by the law of the State of California without regard to its conflict of laws provisions.

Headings:
The headings in the Officer Plan are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

Severability:

The invalidity or unenforceability of any provision or provisions of this Officer Plan will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.